EXHIBIT 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
TURNER INVESTMENTS, INC.
     Turner Investments, Inc. (the “Corporation”), a corporation existing under the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), in compliance with Section 1915 of the BCL, does hereby certify as follows:
     1. That the name of this Corporation is Turner Investments, Inc. and the original Articles of Incorporation of the Corporation were filed with the Department of State of the Commonwealth of Pennsylvania on July 17, 2007.
     2. These Amended and Restated Articles of Incorporation were duly adopted by vote of the shareholders of the Corporation in accordance with Sections 1914 and 1915 of the BCL.
     3. These Amended and Restated Articles of Incorporation shall be effective upon their filing with the Department of State of the Commonwealth of Pennsylvania.
     4. The Articles of Incorporation of the Corporation, as amended, are hereby restated in their entirety to read as follows:
ARTICLE I
     The name of the corporation is Turner Investments, Inc.
ARTICLE II
     The location and post office address of the Corporation’s registered office in the Commonwealth of Pennsylvania is 1205 Westlakes Drive, Suite 100, Berwyn, PA 19312.
ARTICLE III
     The Corporation is incorporated under the provisions of the BCL. The purpose or purposes for which the Corporation is incorporated under the BCL are to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the BCL.
ARTICLE IV
     The term for which the Corporation is to exist is perpetual.
ARTICLE V
     The total number of shares of all classes of stock that the Corporation shall have authority to issue is 160,000,001, which shall be divided into 150,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), one (1) share of Class B common stock, par value $0.01 per share (the “Class B Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Corporation’s Board of Directors (the “Board”) may issue Preferred Stock, in one or more series, with full, limited, multiple, fractional, or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as shall be stated in the resolution or resolutions adopted by the Board pursuant to the authority hereby expressly vested in the Board. The Class A Common Stock and the Class B Common Stock shall be collectively referred to herein as “Common Stock.”
     All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same rights and privileges, except as otherwise provided in these Amended and Restated Articles of Incorporation or by law. The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges in respect of the authorized Common Stock of the Corporation.
     A. Voting Rights.
          1. Class A Common Stock. Each share of Class A Common Stock will entitle its holder to one (1) vote.
          2. Class B Common Stock. The share of Class B Common Stock will entitle its holder to a number of votes equal to the number of membership units (the “Membership Units”) of Turner Investment Partners, LLC, a Pennsylvania limited liability company, that are not held by the Corporation (i) multiplied by ten (10) if the Corporation owns less than 80% of the outstanding Membership Units or (ii) multiplied by one (1) in all other cases.
          3. Voting. Whenever any corporate action is to be taken by vote of the shareholders of the Corporation, all holders of Class A Common Stock and Class B Common Stock entitled to vote thereon will vote together as a single class. Holders of shares of Common Stock will not be entitled to cumulate their votes in the election of directors.
     B. Dividends and Distributions. Holders of shares of Class A Common Stock will share ratably (based on the number of shares held) in any dividend or other distribution in cash, property or shares of Class A Common Stock as may be declared by the Board from time to time out of assets or funds of the Corporation legally available therefor. The Class B Common Stock does not entitle its holder to any dividends or other distributions, and in no case shall the Corporation pay any dividends or make any other distributions on the share of Class B Common Stock.
     C. Liquidation Rights. On the liquidation, dissolution or winding up of the Corporation, all holders of shares of Class A Common Stock will share ratably (based on the number of shares held) in any assets available for distribution to holders of shares of Common Stock. The Class B Common Stock will not entitle its holder to any liquidation rights.
     D. Transferability. The holder of the share of Class B Common Stock will have no right to transfer the share. Any attempt by the holder, directly or indirectly, to transfer the share of Class B Common Stock shall be void and of no effect.

     E. Repurchase Obligation of Class B Common Stock and Exchange of Membership Units.
          1. Repurchase Obligation of Class B Common Stock. At the option of the holder of the share of Class B Common Stock, such holder may require the Corporation to purchase the share of Class B Common Stock for an amount equal to its par value. Such right shall be exercised by (i) the surrender to the Corporation of the certificate representing the share of Class B Common Stock, if a certificate has been issued, at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), (ii) the delivery of (A) a written notice from the holder of such share to the Corporation directing the Corporation to purchase the share, and (B) (if so required by the Corporation or the Transfer Agent) by an instrument of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and (iii) the payment by such holder or such holder’s duly authorized attorney to the Corporation of the amount of any tax that may be payable in respect of the transfer of the share of Class B Common Stock or the establishment by such holder or such holder’s duly authorized attorney to the satisfaction of the Corporation that such tax has been paid or is not payable.
          2. Exchange of Membership Units for Class A Common Stock. Subject to adjustment as provided pursuant to Article V.E.3. below, each holder (other than the Corporation) of a Membership Unit shall be entitled to exchange any or all of such holder’s Membership Units, on a one-for-one basis, into the same number of fully paid and non-assessable shares of Class A Common Stock pursuant to the provisions set forth in this Article V.E. Such right shall be exercised by (i) the surrender to the Corporation of the certificate or certificates representing the Membership Units to be exchanged, if such certificates have been issued, at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Transfer Agent, and (ii) the delivery of (A) a written notice of the holder of such Membership Units to the Corporation stating the number of Membership Units that such holder desires to exchange into an equal number of shares of Class A Common Stock, (B) instruments of transfer to the Corporation, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and (C) transfer tax stamps or funds therefor, if required pursuant to Article V.E.7. below.
          3. Adjustments to Exchange Rights of Membership Units. The exchange rights for Membership Units shall be adjusted accordingly if there is: (A) any subdivision (by any unit split, unit distribution, reclassification, recapitalization or otherwise) or combination (by reverse unit split, reclassification, recapitalization or otherwise) of the Membership Units that is not accompanied by an identical subdivision or combination of the Class A Common Stock; or (B) any subdivision (by any stock split, stock distribution, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Membership Units.
          4. Issuance of Class A Common Stock. As promptly as practicable following the surrender for exchange of a certificate representing Membership Units, if such certificates have been issued, and the delivery of a written notice in the manner provided in Article V.E.2. above, as applicable, and the payment in cash of any amount required by the provisions of Article V.E.7. below, the Corporation shall deliver or cause to be delivered, at the office of the Transfer Agent, a certificate or certificates representing the number of shares of Class A Common Stock issuable upon such exchange, if the Class A Common Stock is certificated, issued in such name or names as such holder may direct, and the Corporation shall cause the books and records of the Corporation to reflect the issuance of the Class A Common Stock upon such exchange in such name or names as such holder may direct. Such exchange shall be deemed to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates representing Membership Units, as the case may be, if the Membership Units are certificated, and the delivery of the written notice as set forth in Article V.E.2. above. Upon the date any such exchange is made or effected, all rights of the holder of such Membership Units as such holder shall cease, and the person or persons in whose name or names the shares of Class A Common Stock are to be recorded shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if any such surrender and payment occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the shares of Class A Common Stock are to be recorded shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.
          5. Reclassification and Similar Transactions. In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Membership Units shall be entitled to receive upon exchange the amount of such security that such holder would have received if such exchange had occurred immediately prior to the effective date of such reclassification or other similar transaction.
          6. Shares Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding Membership Units, such number of shares of Class A Common Stock that shall be issuable upon the exchange of all outstanding Membership Units; provided that, nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the outstanding Membership Units by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation.
          7. Stamp or Similar Taxes. The issuance of certificates, if such certificates are issued, for shares of Class A Common Stock upon exchange of Membership Units shall be made without charge to the holders of such Membership Units for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the Membership Units exchanged, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

          8. Limitations on Exchange of Membership Units. Notwithstanding the foregoing, the exchange of Membership Units, as set forth within this Article V.E., will be limited by the following:
               (a) any such exchange may only be exercised if the value of the Class A Common Stock received by the holder of the Membership Units will be greater than $20,000, based on the closing sales price of the Class A Common Stock on the New York Stock Exchange on the date the holder of such Membership Units delivers written notice of such exchange or if the Class A Common Stock is not listed on the New York Stock Exchange as shall be determined in good faith by the Board (the “Closing Price”) and, after taking into account the effect of the exchange of the Membership Units, such holder shall own not less than $20,000 of Membership Units calculated based on the Closing Price multiplied by the aggregate number of Membership Units held by such holder; and
               (b) without the written consent of the Corporation, any such exchange may only be exercised during the period beginning on the fifteenth (15th) day and ending on the last day of each February, May, August and November during any year.
          If the holder of the Membership Units will not meet the requirements set forth in Article V.E.7(a), the holder may only exchange all, but not part, of such holder’s Membership Units, within the ten days immediately following the end of the Corporation’s fiscal quarter, pursuant to this Article V.E.
     F. Stock Splits, Stock Dividends and Reclassifications. The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding share of Class B Common Stock. The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of Class A Common Stock if such subdivision or combination is not accompanied by an identical subdivision or combination of the Membership Units.
     G. Merger or Consolidation. In the event of our merger or consolidation with or into another company in connection with which shares of Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Common Stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that if shares of Common Stock are exchanged for shares of capital stock or other equity interests, such shares exchanged for or changed into may differ to the extent that the Class A Common Stock and the Class B Common Stock differ.
ARTICLE VI
     A. Indemnification and Limitation on Liability of Directors, Officers and Others.

          1. The Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where the Corporation is permitted or empowered to make such indemnification as permitted by the BCL. The Corporation may, in the sole discretion of the Board, indemnify any other person who may be indemnified pursuant to the BCL to the extent the Board deems advisable, as permitted by the BCL. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to the BCL.
          2. No person shall have personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or for actions taken or not taken as a director, unless (i) the director has breached or failed to perform the duties of his office under the BCL; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided however, the foregoing shall not apply to the responsibility of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to federal, state or local law. If the BCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended BCL. For purposes of this Article VI, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the Corporation’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personal liability to the Corporation or its shareholders” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.
          3. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of these Amended and Restated Articles of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE VII
     A. Opt Out of Certain BCL Provisions. The following provisions of the BCL shall not be applicable to the Corporation:
     1. Section 2538 of Subchapter D (relating to approval of transactions with interested shareholders);
     2. Subchapter E (relating to control transactions);
     3. Subchapter G (relating to control-share acquisitions);
     4. Subchapter H (relating to disgorgement by certain controlling shareholders following attempts to acquire control);

     5. Subchapter I (relating to severance compensation for employees terminated following certain control-share acquisitions); and
     6. Subchapter J (relating to business combination transactions — labor contracts).